CONSULTING AGREEMENT


Agreement made this 22nd day of May, 2000, between BusinessMall.com,Inc., (hereinafter referred to as "Corporation"), and ALEX CONSULTING, INC. (hereinafter referred to as "Consultant"):

In consideration of the mutual promises contained in this Agreement, the contracting parties agree as follows:

	Recitals:

The Corporation desires to engage the services of the Consultant to perform for the Corporation consulting services regarding all phases of the Corporation's "Public Relations" in the area of investor relations and broker/dealer relations as such may pertain to the operation of the Corporation's business.

The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company's public relations activities involving corporate relations and relationships with various broker/dealers involved in the regulated securities industry.


	AGREEMENT

	Term

1.	The respective duties and obligations of the contracting parties shall be for a period of three (3) months commencing on the date first appearing above. This
Agreement may be terminated by either party only in accordance with the terms and conditions set forth in Paragraph 7, below.

	Services Provided by Consultant

2.	Consultant will provide consulting services in connection with the
Corporation's "public relations" dealings with NASD broker/dealers and the investing public. (At no time shall the Consultant provide services which would require Consultant to be registered and licensed with any federal or state
regulatory body or self-regulating agency.)   Consultant agrees to conduct its
business with NASD broker/dealers and the business of Consultant's employees, agents or designees, in accordance with all applicable laws and regulations set forth by the NASD and the Securities and Exchange Commission, and Consultant shall not permit or engage in any conduct, or make any payments of any kind to any NASD broker/dealer or registered representative thereof, which may violate such laws and regulations. Consultant will provide such services in the manner Consultant reasonably believes will accomplish the goals of the Corporation.
The Consultant will devote such amount of time and effort necessary to accomplish the services required. However, there is no requirement that Consultant devote a certain amount of time or effort hereunder. During the term of this Agreement, Consultant will provide certain public relations services to the Corporation, including but not necessarily limited to the following:

(a)	Hiring and paying Audra, Inc, ("AI") to handle the broker relations for the
Corporation.  AI shall;

(1)	Aid the Corporation in developing a marketing plan directed at informing the public as to the business of the Corporation; and

(2)	Aid and advise the Corporation in establishing a means of securing nationwide interest in the Corporations securities; and

(3)	Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD registered broker/dealers, and/or other institutional and/or fund managers requesting such information from the Corporation.

 (b)	Acting as liaison between the Corporation and the Broker Relations firm;

(c)	Aid and assist the Corporation in the Corporation's efforts to secure
"market makers" which will trade the Corporation's stock to the public by providing such information as may be required;

 	Compensation

3. 	In consideration for the services provided by Consultant to Corporation, the
Corporation shall pay or cause to be delivered to the Consultant, on the execution of this Agreement, Two Hundred Fifty Thousand (250,000) shares of the
Corporation's common stock, such shares when issued will be fully paid and non-assessable.  The Corporation, at the discretion of the Board of Directors, may pay to the Consultant at the end of the term of this Agreement an additional
Fifty Thousand (50,000) shares of its common stock, such additional shares when issued to the consultant will be fully paid and non-assessable.


Compliance
 	4.	If a registration is contemplated, the shares shall have "piggy back"
registration rights and will, at the expense of the Corporation, be included in said registration.

	Representations of Corporation

5.	(a).  The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold harmless the Consultant from any and all errors, omissions, misstatements, negligent or intentional misrepresentations, contained in any information furnished by Corporation to Consultant, in accordance with and pursuant to the terms and conditions of this Agreement for whatever purpose or purposes the Consultant sees fit to use said information. The Corporation further represents and warrants that as to all matters set forth within this Agreement, the Corporation has had independent legal counsel and will continue to maintain independent legal counsel to advise the Corporation of all matters concerning, but not necessarily limited to, corporate law, corporate relations, investor relations, all manners concerning and in connection with the Company's activities regarding the Securities Act of 1933 and 1934, and state Blue Sky or Securities laws. Consultant has no responsibility to obtain or render legal advice in connection with the Corporation's sale of securities. All legal, regulatory or licensing matters as relates to the corporate sale of securities are the responsibility of the Corporation and its counsel.

(b) Corporation shall provide "DTC" sheets to the Consultant weekly.

(c) Corporation shall promptly pay for all reasonable expenses attendant to
Consultant's     services to be performed hereunder.  All expenses exceeding
$1000 must be approved in advance by the Corporation.

(d) Corporation shall provide, at its' expense, suitable "Due Diligence" packages to Consultant as needed.


Limited Liability

6.	With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the
Corporation, or any acts or omissions in the performance of services on the part of the Consultant, or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to its willful misconduct or culpable negligence.

	Termination

7.	This Agreement may be terminated by  either party upon the giving of not less than thirty (30) days written notice, delivered to the parties at such address or addresses as set forth in Paragraph 8, below. In the event this Agreement is terminated by the Corporation, all compensation paid by Corporation to the
Consultant shall be deemed earned, and no part of the compensation will be refunded or prorated.

	Notices

8.	Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:
As to Consultant:
Alex Consulting, Inc.
165 19th Avenue NE
St. Petersburg, FL  33704

As to Corporation:
					Business Mall.com,Inc.
					601 Cleveland St.  Suite # 930
					Clearwater, FL 33755
Trade Secrets

Corporation and Consultant mutually acknowledge and agree that any confidential information is proprietary to and a valuable trade secret of Consultant or Corporation as applicable and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to consultant. The parties hereto agree that all such information conveyed to Corporation regarding the operations and services of Consultant or to Consultant regarding the operations, services and products of the Corporation constitutes a trade secret as defined by Fla. Stat.688.002(4) and shall be afforded the protections provided by Florida's Uniform Trade Secrets Act or any other applicable laws.

                                   Attorneys' Fees

10.       	In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorneys' fees, expenses and suit costs, including those associated within the appellate or post judgment collection proceedings.

	Governing Law

11.	This Agreement shall be construed under and in accordance with the laws of the State of Florida, and all obligations of the parties created under it are performed in Orange County, Florida. In any controversy arising out of this Agreement, venue for said proceeding shall be in Orange County, Florida.


Parties Bound

12.	This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns when permitted by this Agreement.



Legal Construction

13.	In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

	Prior Agreements Superseded

14.	This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all parties hereto.

Multiple Copies or Counterparts of Agreement

15.	The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original.
Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties'
signatures are not delivered.

	Headings

16.	Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.




IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above.



Corporation:			                              			Consultant:
BUSINESS MALL.COM,INC.					             	   ALEX CONSULTING, INC.



BY: /s/ Barry L. Shevlin              	BY: /s/ Paul Winkle
     BARRY L.  SHEVLIN, C.E.O.			  	        PAUL WINKLE, PRESIDENT


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